                                                                    EXHIBIT 10.4

--------------------------------------------------------------------------------
Portions of this Exhibit 10.4 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.
--------------------------------------------------------------------------------

                                                                    Exhibit 10.4

                        COLLABORATIVE RESEARCH AGREEMENT

        This COLLABORATIVE RESEARCH AGREEMENT is entered into as of October 1, 1993 by and between HOECHST-ROUSSEL PHARMACEUTICALS INC. ("HRPI"), a Delaware corporation with the address of Route 202-206 Somerville, New Jersey 08876-1258 and ONCOGENE SCIENCE, INC. ("OSI"), a Delaware corporation having an office at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553.

        WHEREAS, OSI was organized to develop, produce and market therapeutic and diagnostic products for, among other things, the early detection, monitoring and treatment of human disease; and

        WHEREAS, OSI is a party to an agreement dated as of January 7, 1993 with HOECHST AKTIENGESELLSCHAFT, an Affiliate of HRPI ("HOECHST"), pursuant to which HOECHST is providing similar services to OSI as those contemplated to be provided by HRPI hereby; and

        WHEREAS, HRPI has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing of such agents; and

        WHEREAS, HRPI and OSI wish to pursue the research described in this Agreement;

        NOW, THEREFORE, the parties agree as follows:

        1.     Definitions

               Whenever used in this Agreement, the terms defined in this
Section 1 shall have the meanings specified.

               1.1 "Affiliate" means any company, corporation or business organization which the party in question directly or indirectly controls or any company, corporation or business organization by which the party in question is directly or indirectly controlled. For purposes of this Agreement, the term "control" and "controlled" shall mean the holding of 50% or more of the voting stock or other ownership rights of the company, corporation, or business organization involved.

               1.2 "Allocated Overhead" means the amount of overhead, including general and administrative costs, determined in accordance with generally accepted accounting principles, incurred by OSI and allocated to the Sponsored Research Program in the same proportion that the total man-hours of work performed in the Sponsored Research Program bears to the total man-hours of work performed in all OSI research programs, or such other customary allocation basis that may be agreed in writing between the parties.

               1.3 "Annual Research Plan" means the written plan describing the annual research and budgets concerning the Target Proteins to be carried out during each Commitment Year by HRPI and OSI pursuant to this Agreement, including both the Annual Sponsored Research Plan to be carried out by OSI and the specific Projects, timetables and technical goals to be pursued by HRPI and OSI.

               1.4 "Annual Sponsored Research Plan" means the written plan describing the research concerning the Target Proteins to be carried out during each Commitment Year by OSI pursuant to this Agreement, including the specific Projects, timetables and technical goals to be pursued by OSI.

               1.5 "Base Program" means the Research Program as described in the Annual Research Plan.

               1.6 "HRPI Confidential Information" means all information about any element of HRPI Technology which is disclosed by HRPI to OSI and designated "Confidential" in writing by HRPI at the time of disclosure to OSI to the extent that such information as of the date of disclosure to OSI is not (i) known to OSI other than by virtue of a prior confidential disclosure to OSI by HRPI, (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained from a third party free from any obligation of secrecy; provided, however, that such third party has no obligation of confidentiality to OSI.

               1.7 "OSI Confidential Information" means all information about any element of OSI Technology which is disclosed by OSI to HRPI and designated "Confidential" in writing by OSI at the time of disclosure to HRPI to the extent that such information as of the date of disclosure to HRPI is not (i) known to HRPI other than by virtue of a prior confidential disclosure to HRPI by OSI,
(ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained from a third party free from any obligation of secrecy; provided, however, that such third party has no obligation of confidentiality to HRPI.

               1.8 "Commitment Year" means a twelve-month period terminating on each anniversary of the Effective Date.

               1.9 "Contract Period" means the period beginning on the Effective Date and ending on the date on which this Agreement terminates.

               1.10 "Effective Date" is October 1, 1993.

               1.11 "Event of Termination" has the meaning set forth in Section 8.3.

               1.12 "Funding Payments" has the meaning set forth in Section 3.

               1.13 "Human Therapeutic Product" means any product for the treatment or management of any disease state in a human patient or any other human therapeutic indication derived from the Research Program in the course of research concerning a Target Protein.

               1.14 "Diagnostic Product" means any product useful for the identification or quantification of the propensity toward or actual existence of any disease state in a human patient or any other human diagnostic utility identified in the course of the Research Program.

               1.15 "Licensed Human Therapeutic Product" means a Human Therapeutic Product that employs OSI Patent Rights, HRPI Patent Rights, OSI Technology or HRPI Technology in its manufacture, use or sale.

               1.16 "HRPI Patent Rights" shall mean all applications for letters patent, whether domestic or foreign, which are encompassed within HRPI Technology, including all continuations, continuations-in-part, divisions, renewals and patents and additions thereof, all letters patent granted thereon, and all reissues and extensions thereof.

               1.17 "OSI Patent Rights" shall mean all applications for letters patent, whether domestic or foreign, which are encompassed within OSI Technology, including all continuations, continuations-in-part, divisions, renewals and patents and additions thereof, all letters patent granted thereon, and all reissues and extensions thereof.

               1.18 "Person" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company, or other entity.

               1.19 "Project" means each of those projects set forth in the table of contents of an Annual Research Plan adopted pursuant to this Agreement.

               1.20 "Target Protein(s)" means each of those proteins identified as a drug development target in the Annual Sponsored Research Plan towards which research projects will be conducted to identify lead compounds from which transcription based drugs may be developed or derived, including all therapeutic indications identified in the course of such research projects.

               1.21 "Technology" means and includes all technology and technical information that pertains to the development of Human Therapeutic Products and Diagnostic Products derived from the Research Program.

               1.22 "HRPI Technology" means Technology developed through the use of OSI Technology that pertains to a Target Protein and relates to specific chemical compounds or drugs or the therapeutic use(s) of such compounds or drugs, that is or was:

                    (a) developed by employees of, or consultants to, HRPI alone or jointly with third parties including Affiliates and OSI, or

                    (b) acquired by purchase, license, assignment or other means from third parties, including Affiliates, by HRPI.

               1.23 "OSI Technology" means all Technology that pertains to a Target Protein and relates to transcriptional modulation of gene expression of the gene encoding the Target Protein, including all improvements thereto and the use of such Technology to develop transcription-based drugs, that is or was:

                    (a) developed by employees of, or consultants to, OSI alone or jointly with third parties including HRPI; or

                    (b) acquired by purchase, license, assignment or other means from third parties by OSI.

                    OSI Technology shall include all such Technology other than HRPI Technology.

               1.24 "Research Committee" has the meaning specified in Section
2.2. 1.25 "Research Program" is the collaborative research program concerning the Target Proteins conducted by HRPI and OSI.

               1.26 "Sponsored Research Program" is that part of the Research Program that is to be carried out by OSI.

               1.27 "Valid Claim" means a claim within OSI Patent Rights or HRPI Patent Rights so long as such claim shall not have been disclaimed by HRPI or OSI, whichever is appropriate, or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

               1.28 "OSI Human Therapeutic Product" means any product for the treatment or management of any disease state in a human patient developed as a proprietary drug by OSI and derived from a HRPI compound, in accordance with
Section 2.3.2(d).

               1.29 "Contract Period Inventions" has the meaning set forth in
Section 4.4.

        2.     Collaborative Research Program

               2.1.1 Purpose. OSI and HRPI shall conduct a collaborative Research Program concerning the Target Proteins throughout the Contract Period. The objectives of the Research Program are to discover Human Therapeutic Products.

               2.1.2 Annual Research Plan. The Annual Research Plan for the first Commitment Year is described in Appendix I hereto. For each Commitment Year after the first Commitment Year, the Annual Research Plan shall be prepared by the Research Committee for submission to, and approval by, HRPI and OSI no later than ninety (90) days before the end of the prior Commitment Year. If HRPI and OSI cannot agree on the Annual Research Plan or Annual Sponsored Research Plan, OSI shall determine its content. The Annual Research Plan and the Annual Sponsored Research Plan for each Commitment Year shall be appended to and made part of this Agreement.

               2.1.3 Exclusivity.

                     (a) OSI agrees that during the Contract Period neither OSI nor any of its Affiliates shall conduct research itself or sponsor any other research, or engage in any research sponsored by any Person not a party to this Agreement, if the objectives of such research are the discovery and development of novel Human Therapeutic Products against the Target Proteins unless agreed to by the Research Committee. If OSI becomes aware during the Contract Period of an opportunity to sponsor other research having any of the objectives of the Research Program or to engage in such research sponsored by a Person that is not a party to this Agreement, it shall promptly notify HRPI of such opportunity. HRPI and OSI shall then negotiate in good faith for a period of one hundred twenty (120) days an agreement by which such opportunity can be incorporated into the Research Program or otherwise used to further the purposes of the Research Program to their mutual advantage. If at the end of the one hundred twenty (120) day period, the parties have not reached agreement, OSI shall be free to pursue such opportunity with a third party without further obligation to HRPI.

                        (b) HRPI agrees that during the Contract Period neither HRPI nor any of its Affiliates shall sponsor any other research, or engage in any research sponsored by any Person not a Party to this Agreement using the gene transcription method for the target protein (APP) or other proteins described in the Research Plan, if the objectives of such research are the discovery of novel Human Therapeutic Products; provided, however, that, if HRPI becomes aware during the Contract Period of an opportunity to sponsor other research having any of the objectives of the Research Program or to engage in such research sponsored by a Person that is not a party to this Agreement, it shall promptly notify OSI of such opportunity. HRPI and OSI shall then negotiate in good faith for a period of one hundred twenty (120) days an agreement by which such opportunity can be incorporated into the Research Program or otherwise used to further the purposes of the Research Program to their mutual advantage. If at the end of the one hundred twenty (120) day period, the parties have not reached agreement, HRPI shall be free to pursue such opportunity with a third party without further obligation to OSI.

              2.2 Research Committee

                  2.2.1 Purpose. A research committee shall be established (the "Research Committee") by HRPI and OSI for the following purposes:

                        (a) to review and evaluate progress under each Annual Research Plan;

                        (b) to prepare the Annual Research Plan for each Commitment Year; and

                        (c) to coordinate and monitor publication of research results obtained from the exchange of information and materials that relate to the Research Program.

                        (d) to make priority and program decisions including reasonable assessment of the Target Proteins in the light of the current state of the art.

                  2.2.2 Membership. HRPI and OSI each shall appoint, in its sole discretion, four members to the Research Committee. Substitutes may be appointed at any time.

                  The initial members shall be:

         OSI Appointees:      ***
                              ***
                              ***
                              ***

         HRPI Appointees:     ***
                              ***
                              ***
                              ***

                  2.2.3 Chair. The Research Committee shall be chaired by two co-chairpersons, one appointed by HRPI and the other appointed by OSI.

                  2.2.4 Meetings. The Research Committee shall meet at least twice a year, at places and on dates selected by each party in turn. Other representatives of HRPI or OSI or both, in addition to the members of the Research Committee, may attend such meetings at the invitation of both parties. In addition, the parties shall confer at mutually

*** These portions deleted pursuant to a request for confidential treatment.

agreed times and places, or by telephone or video conferencing.

                  2.2.5 Minutes. The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. The minutes shall be delivered to all Research Committee members within five working days after each meeting. The party hosting the meeting shall be responsible for the preparation of the minutes. Draft minutes shall be edited by the co-chairpersons and shall be issued in final form only with their approval and agreement.

                  2.2.6 Decisions. Subject to the provisions of 2.1.2, all technical decisions of the Research Committee shall be made by a majority of its members.

                  2.2.7 Expenses. HRPI and OSI shall each bear all expenses of their respective members related to their participation on the Research Committee.

                  2.2.8 Participation with HOECHST-OSI Research Committee. The Research Committee shall attempt to communicate and coordinate with the HOECHST-OSI Research Committee created pursuant to the agreement dated January 7, 1993, between HOECHST and OSI, through the participation of the HRPI Co-Chairperson (see Section 2.2.2) in the HOECHST-OSI Research Committee.

              2.3 Reports and Materials

                  2.3.1 Reports. During the Contract Period, HRPI and OSI each shall furnish to the Research Committee:

                        (a) summary reports within fifteen (15) days after the end of each three-month period, commencing on the Effective Date, describing its progress under the Annual Research Plan; and

                        (b) comprehensive written reports within thirty (30) days after the end of each Commitment Year, describing in detail the work accomplished by it under the Annual Research Plan during the Commitment Year and discussing and evaluating the results of such work.

                  2.3.2 Materials.

                        (a) OSI and HRPI shall, during the Contract Period as a matter of course as described in the Annual Research Plan or upon each other's oral or written request, furnish to each other samples of biochemical, biological or synthetic chemical materials which are part of either OSI or HRPI Technology and which are necessary for each party to carry out its responsibilities under the Annual Research Plan. To the extent that the quantities of materials requested by either party exceed the quantities set forth in the Annual Research Plan, the requesting party shall reimburse the other party for the reasonable costs of such materials if they are furnished.

                        (b) OSI agrees that it will also test HOECHST compounds against Target Proteins as defined in the HRPI Research Plan and HOECHST has given its consent to this according to the separate agreement between HOECHST and HRPI (Attachment I).

                        (c) OSI agrees that it will also test HRPI compounds against HOECHST's Target Proteins as defined in the HOECHST Research Plan, and HRPI has given its consent to this according to the separate agreement between HOECHST and HRPI (Attachment I).

                        (d) HRPI agrees that OSI may test the compounds furnished by HRPI for screening in the Research Program against OSI's proprietary drug assays, provided that OSI identifies such proprietary assays to HRPI and HRPI gives its consent in writing which consent shall not unreasonably be withheld, and OSI agrees to pay royalties or extend other rights to HRPI as hereinafter provided.

                        (e) OSI shall not analyze the test compounds provided by HRPI with respect to composition or structure without prior written consent of HRPI.

              2.4 Laboratory Facilities and Personnel. OSI shall provide suitable laboratory facilities, equipment and personnel for the work to be done by OSI in carrying out the Annual Sponsored Research Plan.

              2.5 Diligent Efforts. HRPI and OSI each shall use reasonably diligent efforts to achieve the objectives of the Research Program. OSI will use reasonably diligent efforts to achieve the objectives listed in the Annual Research Plan (Appendix I) and HRPI will use reasonably diligent efforts to assist OSI in the pursuit of those objectives. To achieve the objectives of the Research Program, HRPI will specifically use diligent efforts:

                  (a) to advance the pharmacological assessment of compounds identified by OSI or HRPI in order for HRPI to select those worthy of further investigation;

                  (b) to determine the chemical structure of the selected compounds and to make related compounds to determine the relationship between structure and activity and to identify potential development candidates;

                  (c) to select development candidates; and

                  (d) to develop manufacturing methods and pharmaceutical formulations for those selected candidates.

         Furthermore, HRPI will try to assess safety and efficacy of the selected development candidates in animals and in human patients under conditions designed to yield data suitable for inclusion in approval applications to be submitted to the U.S. Food and Drug Administration and other appropriate authorities.

         3. Funding of the Sponsored Research Program.

            3.1 Base Funding Payments. The funding obligations of OSI and HRPI for each Commitment Year (the "Base Funding Payments") shall be as follows:

                (a) OSI agrees to pay for ***, in accordance with Section 3.2 below. Additional HRPI compounds will be screened by OSI at a cost of *** compounds per Target Protein.

                (b) HRPI agrees to make Base Funding Payments to reimburse OSI for the Base Program in accordance with the following commitment schedule (the "Funding Schedule"):


***These portions deleted pursuant to a request for confidential treatment.

                                                           HRPI         TOTAL HRPI
                    OSI              HRPI R&D          REIMBURSEMENT      PAYMENT
               CONTRIBUTION          SUPPORT              TO OSI          TO OSI
               ------------          -------              ------          ------
***


            3.2 Supplementary Funding Payments. In addition to the Base Funding Payments, HRPI agrees to reimburse OSI for any supplementary program or other additional amounts which may be mutually agreed upon in advance as follows ("Supplementary Funding Payments"):

                (a) HRPI agrees to reimburse OSI for the fully-weighted costs of screening compounds provided by HRPI in excess of *** compounds; and

                (b) HRPI agrees to reimburse OSI for the cost of work performed on any additional Target Proteins or cell-lines (all of which must be approved by OSI and HRPI in advance) or other additional tasks as contemplated by this Agreement or which may be recommended by the Research Committee.

            3.3 Timing of Payments.

                3.3.1 Timing: Base Payments. All Base Funding Payments by HRPI for the Base Program shall be made in accordance with the Funding Schedule shown in Section 3.1(b) at the beginning of the year set forth.

***These portions deleted pursuant to a request for confidential treatment.

                3.3.2 Timing: Supplementary Payments.

                      (a) All Supplementary Funding Payments by HRPI for supplementary programs or approved additional costs shall be made quarterly in advance for work scheduled to be performed by OSI during the upcoming three (3) month period, against OSI's invoice for such three (3) month period. Adjustments as necessary to reflect the work actually performed by OSI shall be made at the end of each three (3) month period and shall be reflected in OSI's invoice for the next three (3) month period.

                      (b) The amount of any Supplementary Funding Payment for each quarter shall be based on the work in progress pursuant to any applicable supplementary research agreement and the annual budget associated therewith.

                      (c) Each Supplementary Funding Payment shall be paid on the first day of the quarter or thirty (30) days after receipt of invoice, whichever is later.

            3.5 Books and Records. OSI shall keep for three (3) years from the expiration of this Agreement complete and accurate records of its expenditures of Funding Payments received by it. The records shall conform to good accounting principles as applied to a similar company similarly situated. HRPI shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to appoint an independent certified public accountant reasonably acceptable to OSI to inspect said records to verify the accuracy of such expenditures, pursuant to each Annual Sponsored Research Plan. OSI shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from HRPI to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time. HRPI agrees to hold in strict confidence all information concerning such expenditures, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for HRPI to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of HRPI to request verification of any expenditures before or during the three-year period shall be considered acceptance of the accuracy of such expenditures, and OSI shall have no obligation to maintain any records pertaining to such report or statement beyond the three-year period.

        4. Treatment of Confidential Information.

           4.1.1 Confidentiality. HRPI and OSI recognize that the OSI and HRPI Confidential Information constitutes highly valuable, proprietary, confidential information. Subject to the terms and conditions of the Secrecy Agreement dated June 28, 1991, the disclosure obligations set forth in Section 4.3 and 4.4 hereof and the publication rights set forth in Section 4.2 hereof, HRPI and OSI each agree that during the term of this Agreement and for five (5) years thereafter, they will keep confidential, and will cause their Affiliates to keep confidential, all Confidential Information that is disclosed to them or to any of their Affiliates pursuant to this Agreement. Neither HRPI nor OSI nor any of their Affiliates shall use such Confidential Information except as expressly permitted in this Agreement.

           4.1.2 Disclosure of Confidential Information. HRPI and OSI acknowledge that the HRPI and OSI Confidential Information is highly valuable, proprietary, confidential information, and agree that any disclosure of Confidential Information to any officer, employee or agent of the other or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. They agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission. Both parties shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as they would customarily take to preserve the confidentiality of their own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed pursuant to this Agreement including all copies, and extracts, of documents within 60 days of the request after the termination of this Agreement.

           4.1.3 Employees and Consultants. OSI represents that all of its employees participating in the Research Program who shall have access to HRPI Technology and HRPI Confidential Information are bound by agreement to maintain such information in confidence. Consultants will be similarly bound.

       4.2 Publication. Section 4.1 to the contrary notwithstanding, the results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee and subsequent approval by the management of OSI and HRPI, respectively. After receipt of the proposed publication by both HRPI's and OSI's managements, written approval or disapproval shall be provided within 30 days for a manuscript, an abstract for presentation at, or inclusion in the proceedings of, a scientific meeting, or a transcript of an oral presentation to be given at a scientific meeting.

       4.3 Publicity. Except as required by law, neither party may disclose the existence of this Agreement or the research described in it without the written consent of the other party, which consent shall not be unreasonably withheld.

       4.4 Disclosure of Inventions. Each party hereto shall promptly inform the other about all inventions ("Contract Period Inventions") concerning the Target Proteins that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them, whether such inventions were conceived, made or developed solely or jointly with employees of, or consultants to, the other. This Agreement shall not be construed to obligate either party to disclose to the other any invention which does not concern the Target Proteins.

       4.5 Restrictions on Transferring Materials. HRPI and OSI recognize that the biological and biochemical materials which are part of OSI Technology and HRPI Technology represent valuable commercial assets. Therefore, throughout the Contract Period and for five (5) years thereafter, OSI and HRPI each agree not to transfer to any third party except Affiliates any such compound or material which constitutes Technology owned solely by the other party unless agreed to by the Research Committee. Additionally, throughout the Contract Period and for six
(6) months thereafter, OSI and HRPI each agree not to transfer to any third party any such compound or material which constitutes Technology owned solely by it, unless prior consent for any such transfer is obtained from the other, which consent shall not be unreasonably withheld, and unless such third party agrees as a condition of any such transfer not to transfer the material further.

    5. Intellectual Property Rights.

       5.1 Ownership. All OSI Technology and OSI Patent Rights shall be owned solely by OSI regardless of whether such OSI Technology or OSI Patent Rights are developed, conceived, discovered, or invented by employees of, or consultants to, OSI solely or jointly with employees of, or consultants to, HRPI. All HRPI Technology and HRPI Patent Rights shall be owned solely by HRPI regardless of whether such HRPI Technology or HRPI Patent Rights are developed, conceived, discovered, or invented by employees of, or consultants to, HRPI solely or jointly with employees of, or consultants to, OSI.

       5.2 Filing, Prosecution and Maintenance of Patent Rights. Subject to Sections 5.3, 5.4 and 5.5 below, OSI shall have the exclusive right, at its expense and in its sole discretion to file, prosecute, defend, enforce, and maintain OSI Patent Rights. HRPI shall have the exclusive right, at its expense and in its sole discretion to file, prosecute, defend, enforce and maintain HRPI Patent Rights.

       5.3 Filing, Prosecution and Maintenance of Patents Resulting from the Research Program. OSI and HRPI will discuss and decide jointly, which party will have the right and obligation to file patent applications on behalf of OSI or HRPI, as applicable, on any patentable invention developed by either OSI or HRPI during the Contract Period relating to the Target Proteins. Both parties will consult with each other regarding countries in which such patent applications should be filed. The filing party will file patent applications in those countries where the other party requests to file patent applications. The filing party will have to prosecute all patent applications relating to Contract Period Inventions and to respond to oppositions filed by third parties. The filing party will have to maintain in force any letters patent relating to Contract Period Inventions. The filing party will notify the other party in a timely manner of any decision to abandon a pending patent application relating to a Contract Period Invention or an issued patent relating to a Contract Period Invention. Thereafter the other party shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

       5.4 Status Reports. The filing party shall provide to the other party copies of all patent applications relating to Contract Period Inventions immediately after filing. The filing party shall also provide to the other party copies of important documents relating to prosecution of all such patent applications in a timely manner.

       5.5 Reimbursement of Costs for Filing, Prosecuting and Maintaining Certain Patents. The filing party will be reimbursed for the costs of filing, prosecuting and maintaining all patent applications and all patents which relate to Contract Period Inventions in countries where the other party requests that such patent applications be filed, prosecuted and maintained, upon receipt of invoices from the filing party. Such reimbursement shall be in addition to Funding Payments and Supplementary Funding Payments pursuant to Section 3 hereof. However, the other party may, upon 90 days advance written notice, discontinue reimbursing the filing party for the cost of filing, prosecuting or maintaining any patent application or any patent in any country. The filing party shall pay all costs in those countries in which the other party does not request that the filing party file, prosecute or maintain patent applications and patents which relate to Contract Period Inventions, but in which the filing party, at its option, elects to do so.

    6. Other Rights of the Parties. During the Contract Period, OSI and HRPI shall promptly notify each other in writing of asny and all opportunities to acquire in any manner from third parties, technology or patents which may be useful in, or may relate to, the Research Program. OSI and HRPI shall decide if such rights should be acquired and, if so, whether by OSI or HRPI. If acquired, such rights shall become OSI Technology or HRPI Technology, as appropriate.

    7. Option for License. Upon request of either party to this Agreement, OSI and HRPI will enter into negotiations with respect to a license agreement pursuant to which HRPI would acquire an exclusive, worldwide license, including the right to grant sublicenses, to make, use and sell Licensed Human Therapeutic Products, and OSI would acquire the exclusive, worldwide license, including the right to grant sublicenses, to make, use and sell Diagnostic Products, products sold exclusively for research purposes and OSI Human Therapeutic Products (derived from HRPI compounds) under all HRPI'S right, title and interest in HRPI Technology. The option hereinabove provided for will commence with the Effective Date and expire four (4) years after the end of the Contract Period unless such option is earlier terminated pursuant to Section 8.4.2 of this Agreement. Such license agreement shall among other things provide for:

       (a) payments by HRPI to OSI of a royalty of *** of Net Sales (as defined therein) for each Human Therapeutic Product employing OSI Patent Rights or HRPI Patent Rights and *** on Net Sales for each Human Therapeutic Product employing only OSI Technology, or HRPI Technology;

       (b) payments by OSI to HRPI of *** on Net Sales for any Diagnostic Product using OSI Patent Rights, OSI Technology, HRPI Patent Rights or HRPI Technology;

*** These portions deleted pursuant to a request for confidential treatment.

       (c) OSI shall pay a royalty of *** on Net Sales for any OSI Human Therapeutic Product derived from a HRPI compound if OSI decides to market the OSI Human Therapeutic Product itself. If OSI decides not to market the OSI Human Therapeutic Product itself, it shall give HRPI the first right to negotiate for marketing rights;

       (d) if Patent Rights are involved, payments of the applicable royalty will be made until the last valid patent claim expires;

       (e) if Technology is involved and there are no valid patent claims, payments of the applicable royalty will be made with respect to sales in a Designated Country (as hereinafter defined) until ten (10) years after the first commercial sale is made in such Designated Country. The Designated Countries are USA, Canada, Germany, United Kingdom, France, Spain, Italy and Japan; and

       (f) such other customary and other terms as are negotiated between the parties.

    8. Term, Extension, Termination and Disengagement.

       8.1 Term. Unless sooner terminated or extended, this Agreement shall expire six years after the Effective Date.

       8.2 Extension. HRPI, at least six months prior to the end of the term, shall notify OSI in writing if it desires to extend the Sponsored Research Program. If OSI is willing to extend the Sponsored Research Program, OSI must so notify HRPI within three (3) months after receipt of HRPI's notice. HRPI and OSI shall thereafter promptly negotiate in good faith mutually acceptable terms for any extension to this Agreement.

       8.3 Events of Termination. The following events shall constitute events of

*** These portions deleted pursuant to a request for confidential treatment.

termination ("Events of Termination"):

           (a) Any representation or warranty by OSI or HRPI, or any of its officers, under or in connection with this Agreement shall prove to have been incorrect in any material respect when made.

           (b) OSI or HRPI shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for 30 days after written notice to the failing party.

           (c) Either party shall be entitled to terminate this Agreement by written notice to the other having immediate effect, if the other party is acquired by or merged with or transfers all of its assets or an essential part of such assets to, or if fifty percent or more of its voting stock is acquired by, or otherwise comes under the control of, a person or an organization which is a competitor of the terminating party, or if any such person or organization obtains an option or preemption right to acquire fifty percent or more of the voting stock or otherwise control of the other party, such party shall without delay inform the party which is entitled to terminate, of such acquisition, transfer, control, option or preemption right.

       8.4 Termination.

           8.4.1 Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.


           8.4.2 If HRPI terminates this Agreement pursuant to Section 8.4.1, the option of HRPI to negotiate a license provided for in Section 7 shall continue according to such Section. If OSI terminates this Agreement pursuant to
Section 8.4.1, the option of HRPI to negotiate a license provided for in Section 7 shall also terminate.

           8.4.3 Upon termination of this Agreement, HRPI will reimburse OSI for any additional work done, or pending, within a six-month period following such termination.

    9. Representations and Warranties. OSI and HRPI each respectively represents and warrants as follows:

       9.1 It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

       9.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not
(a) require any consent or approval of its stockholders, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

       9.3 This Agreement is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally.

       9.4 It is not under any obligation to any person, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations.

       9.5 It has good and marketable title to, or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities in the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

   10. Covenants of OSI.

       10.1 Affirmative Covenants of OSI Other Than Reporting Requirements. Throughout the Contract Period, OSI shall:

            10.1.1 maintain and preserve its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties.

            10.1.2 comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Sponsored Research Program.

   11. Dispute Resolution.

       11.1 Any dispute which cannot be resolved by discussion between the parties under this Agreement shall be resolved by binding arbitration in accordance with the rules then obtaining of the American Arbitration Association. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorney's fees and expenses to any party in such arbitration, except that the arbitrators shall not have the power to reform this Agreement. Such arbitration shall be held in the main office of the American Arbitration Association in the City of New York.

       11.2 The arbitration award rendered shall be final and binding upon the parties and judgement thereon may be entered in any court of competent jurisdiction.

   12. Notices. All notices shall be mailed via certified mail, return receipt requested, or courier, addressed as follows, or to such other address as may be designated from time to time:

   If to HRPI: at its address set forth at the beginning of this Agreement

               Attention: Director of Licensing
                          HOECHST-ROUSSEL Pharmaceuticals, Inc.

   If to OSI:  at its address set forth at the beginning of this Agreement

               Attention: Chief Executive Officer

Notices shall be deemed given as of the date of receipt.

   13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

   14. Miscellaneous.

       14.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

       14.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

       14.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

       14.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

       14.5 No Third Party Beneficiaries. No Person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Person.

       14.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and its rights and interests hereunder, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into such corporation.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives. HOECHST-ROUSSEL PHARMACEUTICALS, INC. ONCOGENE SCIENCE, INC.



By:                                         By:
   ---------------------------------           ---------------------------------
   Title:  President                           Title:  Chief Executive Officer